EXHIBIT 23.1
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                          INDEPENDENT AUDITORS CONSENT

The Board of Directors
Bionx Implants, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-33541 and 333-96379) on Forms S-8 of Bionx Implants, Inc. of our report dated February 22, 2002, relating to the consolidated balance sheets of Bionx Implants, Inc. and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2001, and the related schedule, which report appears in the December 31, 2001 annual report on Form 10-K of Bionx Implants, Inc.

                                                              KPMG LLP

Philadelphia, Pennsylvania
March 28, 2002